Exhibit 5.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

June 21, 2010

BioSante Pharmaceuticals, Inc.

111 Barclay Boulevard

Lincolnshire, IL  60069

Re:	Registration Statement on Form S-3, as amended
Registration No. 333-166859

Ladies and Gentlemen:

We are acting as counsel to BioSante Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of: (i) 7,134,366 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), (ii) warrants to purchase up to an aggregate of 3,567,183 shares of Common Stock (the “Investor Warrants”), and (iii) shares of Common Stock issuable upon exercise of the Investor Warrants (the “Investor Warrant Shares”) pursuant to the registration statement on Form S-3, Registration No. 333-166859, filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 14, 2010 and as amended on May 21, 2010 (the “Registration Statement”). The prospectus dated June 10, 2010 filed with the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated June 20, 2010, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended, is hereinafter referred to as the “Prospectus Supplement.” The Shares and the Investor Warrants are to be sold funds to certain institutional investors pursuant to securities purchase agreements dated June 20, 2010 (collectively, the “Securities Purchase Agreements”). The Shares, Investor Warrants and Investor Warrant Shares are collectively referred to as the “Securities.”

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

a.             The Registration Statement, the Base Prospectus and the Prospectus Supplement.

b.             Executed copies of the Securities Purchase Agreements.

c.             A form of Investor Warrant.

d.             The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on October 14, 2009 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

e.             The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

f.              Resolutions of the Board of Directors of the Company and resolutions of the Offering Committee of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the creation and issuance by the Company of the Shares and Investor Warrants, the execution and delivery of the Securities Purchase Agreements and Investor Warrants, and other related matters.

In acting as counsel for the Company and arriving at the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Documents and such other records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We assume for purposes of this opinion that the Registration Statement and any amendment thereto will remain effective during the period when the Securities are offered, sold or issued, including upon the exercise of the Investor Warrants, and that the Investor Warrants will be issued in the form we have reviewed and will have been signed by a duly authorized signatory.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1.             The Shares have been duly authorized by the Company and, when issued and sold in accordance with the terms of the Securities Purchase Agreements and as contemplated in the Registration Statement, the Base Prospectus and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

2.             Provided that the Investor Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof in accordance with the terms of the Securities Purchase Agreements, the Investor Warrants, when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable in accordance with their terms.

3.             The Investor Warrant Shares, when issued and paid for in accordance with the terms of the Investor Warrants, will be validly issued, fully paid and non-assessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion that any document is legal, valid and binding is qualified as to: (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (ii) right to indemnification and contribution which may be limited by applicable law or equitable principles; and (iii) general principles of equity including, without limitation, concepts of materiality, reasonableness, conscionability, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether the applicable agreements are considered in a proceeding in equity or at law.

This opinion is limited to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the federal laws of the United States of America and the internal laws of the State of Minnesota, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws.  We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Units.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 20, 2010, which is incorporated by reference in the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP